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NEWS RELEASE
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FOR IMMEDIATE RELEASE                                          December 19, 1997

TRENTON, NJ- Journal Register Company (NYSE:JRC) announced today that Trish K. Dresser, vice president of marketing and promotions, will leave the Company effective January 16, 1998 to pursue personal interests. Dresser will continue to work with the company on a consulting basis.

         Journal Register Company Chairman, President and CEO Robert M. Jelenic said, "Trish has been a tremendous contributor to our growth and success since our formation in July, 1990. Both Jean Clifton and I thank her for her dedication and efforts. Trish will be staying in the area, which is good news considering she is also a friend, and will continue to be available to us on a consulting basis."

         Executive Vice President, CFO and Treasurer Jean B. Clifton said, "We will miss Trish's professionalism and creative spirit. We wish her all the best and we are pleased that she has decided to remain connected to Journal Register Company while pursuing her personal goals."

         Dresser said, "I have truly enjoyed helping to build Journal Register Company into an industry-leading company, and I am grateful for the opportunities that have been given to me. I look forward to my new role with the company as a consultant."

         Dresser joined the Company in 1990 as corporate director of promotions and was promoted to vice president of marketing and promotions in June, 1995.

         Journal Register Company is a leading U.S. newspaper publishing company that owns 18 daily newspapers and 124 non-daily publications. The company has combined daily circulation of approximately 532,000 and non-daily distribution of approximately 2.7 million. The Company's operations are strategically clustered in five geographic areas: Connecticut, Ohio, Philadelphia and its surrounding areas, the greater St. Louis area, and central New England. Journal Register Company common shares began trading on the New York Stock Exchange in an initial public offering May 8, 1997, under the symbol JRC.


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For more
information:  Journal Register Company                  Diane Berry Pardee
              State Street Square                       Vice President,
              50 West State Street                      Corporate Communications
              Trenton, NJ 08608-1298
              (609) 396-2200 voice; (609) 396-2292 fax